EXHIBIT 21.1

SUBSIDIARIES

Phantom Fiber Corp., a 100% owned subsidiary of the Company incorporated in Ontario, Canada

Phantom Fiber, Inc., a 100% owned subsidiary of Phantom Fiber Corp., incorporated in Ontario, Canada